Exhibit 99.2

August 5, 2005

Mr. Alan Morse

c/o iPCS, Inc.

1901 N. Roselle Road

Schaumburg, IL 60195

Re:          Relocation Agreement

Dear Alan:

This letter sets forth our agreement with respect to the relocation of your principal residence to the greater Chicago metropolitan area in connection with your continued employment by iPCS.

As we have agreed, one of the terms and conditions of your continued employment with iPCS is that you relocate your principal residence to the greater Chicago metropolitan area no later than January 31, 2006.  Subject to the terms and conditions of this letter and in reliance on your agreement to this requirement, iPCS will reimburse you for (or will directly pay, as applicable) (i) all reasonable and customary temporary living and commuting expenses to the extent set forth on Exhibit A and (ii) all reasonable and customary moving and other relocation expenses to the extent set forth on the attached Exhibit B.  iPCS will pay all such expenses promptly following delivery to iPCS of appropriate documentation for such expenses.  All such expenses must be documented on the appropriate expense voucher provided by iPCS (and include supporting documentation) and must be in compliance with the most recent iPCS Wireless, Inc. Policy for Travel and Entertainment.  iPCS will pay you an amount to provide a tax gross-up for reimbursement of moving and other relocation expenses covered by this letter agreement to the extent applicable.

Nothing contained in this letter agreement is intended or shall be construed to confer upon you any rights to employment or continued employment with iPCS.

We are excited about your continued employment with iPCS and look forward to welcoming you and your family to Chicago.  Please contact me with any questions.

Sincerely,

/S/ TIMOTHY M. YAGER

Timothy M. Yager
President and CEO

AGREED AND ACCEPTED,
This 5th day of August, 2005

/S/ ALAN G. MORSE
Alan G. Morse

Cc:          Jackie Quillinan (HR)

Patty Greteman (Accounting)

Ed Quatmann (Legal)

EXHIBIT A

Temporary Living and Commuting Expenses

From the Effective Time (as defined in the Agreement and Plan of Merger, dated as of March 17, 2005, by and between Horizon PCS, Inc. and iPCS, Inc.) through the earlier to occur of the date you relocate to the greater Chicago metropolitan area and September 30, 2005, iPCS will reimburse you for the following expenses:

A.  Commuting Expenses

All reasonable commuting expenses between your residence in the Columbus, Ohio area and the greater Chicago metropolitan area in conjunction with iPCS business.  Any of the foregoing expenses incurred by you for periods after September 30, 2005 shall be your responsibility and will not be reimbursed by iPCS.

B.  Temporary Living Expenses

All reasonable expenses incurred by you for temporary housing, ground transportation and personal meals in the greater Chicago metropolitan area.  Any of the foregoing expenses incurred by you for periods after September 30, 2005 shall be your responsibility and will not be reimbursed by iPCS.

In addition to the foregoing, from the date hereof through the earlier to occur of the date you relocate to the greater Chicago metropolitan area and January 31, 2006, iPCS will reimburse you for all reasonable travel expenses between your residence in the Columbus, Ohio area and the greater Chicago metropolitan area, and lodging expenses in the greater Chicago metropolitan area incurred by you for up to four (4) house hunting trips for you and your family.

EXHIBIT B

Moving and Other Relocation Expenses

A.   Moving Expenses

The following reasonable expenses are eligible for direct payment by iPCS to the moving company:

1.  Transportation of household goods and automobiles; and

2.  Packing and unpacking of household goods.  Insurance is provided based on the reasonable value of household goods.

B.   Travel Expenses

Reasonable travel expenses for you and your family from the Columbus, Ohio area to the greater Chicago metropolitan area.

C.   Sale of Home

iPCS will reimburse you for the reasonable and customary closing costs incurred by you in connection with the sale of your primary residence in the Columbus, Ohio area including:

1.  Attorneys fees

2.  Real estate commission not to exceed 6%

3.  Tax stamps

4.  Recording fees

5.  Title insurance

D.   Purchase of Home

iPCS will reimburse you for reasonable and customary costs incurred by you in connection with the purchase of your primary residence in the greater Chicago metropolitan area as follows:

1.  Loan origination fees (2% maximum)

2.  Title costs

3.  Appraisal fees

4.  Credit report fees

5.  Transfer tax

6.  Mortgage application fees

7.  Recording fees

8.  Termite/home inspection fees

E.   Duplicate Mortgage Payments

If you list your primary residence in Columbus, Ohio for sale with a qualified realtor no later than September 30, 2005 and if such residence is not sold by January 1, 2006, iPCS will reimburse you for the actual mortgage payments (PITI) paid by you with respect to such residence for the months of January, February and March, 2006, not to exceed $2,500 per month.  If such primary residence is sold prior to April 1, 2006, all reimbursements to you pursuant to this paragraph E shall cease for periods after the sale of such primary residence.

F.   Miscellaneous

iPCS will reimburse you for the cost of registering and licensing your vehicles in the State of Illinois, including any personal property taxes that may be assessed in connection therewith.